Exhibit 23.1


                       Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-72441, 333-69855, 333-48779, 333-48767,
333-48765,  333-27983,  333-04291,  33-64094,  33-64278,  33-93106)  of  Express
Scripts, Inc. of our report dated February 12, 1999, appearing on page 38 of this Form 10-K.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
March 25, 1999